Exhibit 99.2

Watsco Boosts Annual Dividend 13% to $8.80 Per Share

MIAMI, FLORIDA — February 10, 2022 (GLOBENEWSWIRE) — Watsco, Inc. (NYSE:WSO) announced today that its Board of Directors has approved a 13% increase in its annual dividend to $8.80 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s next regular dividend payment beginning in April 2022.

Albert H. Nahmad, Watsco’s Chairman & CEO stated: “We are pleased to increase dividends to our shareholders, which reflects the strength of our recent performance and our continued confidence in our business.”

Watsco has paid dividends to shareholders for 48 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends are considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 671 locations each year to get information, obtain technical support and buy products.

The Company believes there is long-term opportunity to be a significant participant and contributor in efforts to address climate change. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below current government-mandated energy efficiency and environmental standards, resulting in higher energy use and costs to homeowners. Sales of higher-efficiency replacement systems have long been a fundamental opportunity in Watsco’s marketplace. Watsco plans to actively collaborate with its OEM partners and key stakeholders to lead these ongoing efforts in its marketplace. Additional information about Watsco may be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.